Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

MARCH 2, 2009

INVESTOR CONTACT:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRODUCTION CURTAILMENT
AND DETAILS HAYNESVILLE SHALE JOINT VENTURE AMENDMENT

Company Curtails Gross Natural Gas and Oil Production by Approximately
240 MMcfe per Day Due to Currently Low Wellhead Prices

Company Details Recent Amendment to Haynesville Shale Joint Venture Agreement
with Plains Exploration & Production Company

OKLAHOMA CITY, OKLAHOMA, MARCH 2, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today provided an operational update and detailed an amendment to its Haynesville Shale joint venture agreement with Plains Exploration & Production Company (NYSE:PXP).  Chesapeake has elected to curtail approximately 240 million cubic feet of natural gas equivalent (mmcfe) per day of its gross natural gas and oil production due to currently low wellhead prices in the Mid-Continent region.  The company has curtailed approximately 200 million cubic feet per day of gross natural gas production and approximately 6,000 barrels per day of gross oil production for at least the month of March 2009.  The curtailed production represents approximately 7% of Chesapeake’s current gross operated production capacity.  Additionally, the company is considering a further 10% reduction in its drilling activity during 2009 if natural gas and oil prices remain low during the next few months.  The company’s attractive hedges and cash availability provide it with the operational and financial flexibility to curtail production during periods of unusually low prices, such as the current market environment.  The company believes conditions are developing that will support higher prices for natural gas and oil later this year and in 2010.

On February 20, 2009, Chesapeake and PXP agreed to amend their Haynesville Shale joint venture agreement.  In the amendment, Chesapeake granted PXP a one-time option to avoid paying the last $800 million of PXP's $1.65 billion drilling carry obligation to Chesapeake, which represents approximately 25% of the original joint venture transaction consideration.  The amendment includes three key features.  First, the option may only be exercised by PXP during the two-week period from June 15, 2010 through June 30, 2010.  Second, should PXP elect to exercise the option, PXP will be required to convey 50% of all of its Haynesville Shale joint venture assets to Chesapeake as of December 31, 2010, including all investments in leasehold, production and reserves at that date.  Chesapeake estimates PXP’s investment in the Haynesville Shale assets as of December 31, 2010 will likely range from $3.0 billion to $3.2 billion and believes the value of these assets at that time will be substantially greater than the cost basis.  Third, until December 31, 2010, PXP’s obligations to both pay for 50% of Chesapeake’s drilling costs in the Haynesville Shale joint venture and participate in each well in which Chesapeake participates remain unchanged and are mandatory.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We have elected to temporarily curtail approximately 7% of our gross natural gas and oil production in order to protect shareholder and royalty interest owner value during this time of extraordinarily low prices, especially for Mid-Continent natural gas.  During March 2009, most Mid-Continent natural gas prices at major interstate pipeline delivery points will average around $2.70 per thousand cubic feet, a price at which most natural gas production is unprofitable.  We believe low wellhead prices combined with constrained capital availability will likely cause U.S. drilling activity to decline well beyond the 40% drop already seen since August 2008.  As a result, U.S. natural gas production will begin to dramatically decline before the end of 2009 and consequently natural gas markets will regain better supply/demand balance by the end of 2009, if not sooner.  Our attractive hedges, significant cash availability, approximately $4.0 billion of joint venture drilling carries and high asset quality provide Chesapeake with the strength to curtail a portion of our natural gas and oil production in low price environments.  In addition, we have reduced our drilling activity from 158 operated rigs in August 2008 to 110 currently.  We are considering a further 10% reduction in our drilling activity, which if implemented, will be in areas where we do not have joint venture drilling carries.

“Additionally, we are pleased to be able to assist our very good partner PXP in obtaining greater financial flexibility on terms useful to them and favorable to us.  We were open to accommodating our joint venture partner’s request for a modification of the original agreement because of our great respect for PXP and our desire to be a supportive partner.  While we would be happy for PXP to exercise its one-time option in June 2010, we anticipate it will not do so since it would then have to forfeit 50% of its anticipated $3.0 billion to $3.2 billion investment in the premier U.S. shale play.”

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements give our current expectations or forecasts of future events, including future natural gas and oil market conditions and prices and expected investments in and value of our Haynesville joint venture assets.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information. Factors that could cause actual results to differ materially from expected results are described in “Risk Factors” in the Prospectus Supplement we filed with the U.S. Securities and Exchange Commission on February 12, 2009.  These risk factors include the volatility of natural gas and oil prices and the impacts the current financial crisis may have on the business and financial condition of Chesapeake and PXP and on the natural gas and oil industry.  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.